EXHIBIT 23




The Board of Directors
Electric Lightwave, Inc.


We consent to the incorporation by reference in the registration statement on Form S-8 of Electric Lightwave, Inc. of our reports dated March 10, 1998, relating to the balance sheets of Electric Lightwave, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which reports appear in the December 31, 1997 annual report on Form 10-K of Electric Lightwave, Inc.





                                                           KPMG Peat Marwick LLP

New York, New York
June 5, 1998